EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of November 18, 2014, by and between SOUTHLAKE TEXAS MEDICAL DEVELOPMENT, LP, a Texas limited partnership (“Seller”), and GAHC3 SOUTHLAKE TX HOSPITAL, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
A.    Seller owns the fee interest in that certain real property located in the City of Southlake, County of Tarrant (the “County”), State of Texas, as more particularly described in Exhibit A attached hereto (the “Land”).
B.    The Land is improved with an acute care hospital, as well as an associated parking structure, together with certain related improvements (collectively, all buildings, facilities, fixtures [other than removable fixtures that are and remain the property of Hospital Tenant under the Hospital Lease] and other improvements located on the Land being referred to as the “Improvements” and, together with the Land, collectively, the “Real Property”). The Real Property, along with all other Property (as defined below) related to the Hospital owned by Seller, shall at times be referred to herein as the “Hospital.”
C.    The Real Property is subject to that certain Lease Agreement dated as of January 13, 2012, by and between Seller, as “landlord,” and Forest Park Medical Center at Southlake, LLC, a Texas limited liability company (“Hospital Tenant”), as “tenant” (the “Hospital Lease”).
D.    The term “Property” as used herein, means all of Seller’s right, title and interest, if any, in and to the following: (i) the Land, together with all rights, privileges, easements, rights of way, mineral and water rights and other appurtenances to the Land, including parking rights appurtenant thereto; (ii) all Improvements located thereon; (iii) [reserved]; (iv) all outstanding guarantees, representations and warranties made to or inuring to the benefit of Seller relating solely to the Real Property or its operation or the construction of the Improvements (collectively, “Warranties”); (v) all intangible property, permits, licenses, approvals, entitlements and other governmental, utility service provider and other quasi-governmental authorizations relating solely to the Real Property, including any certificates of occupancy and other entitlements to the extent assignable and owned or held by Seller and relating to the Real Property (collectively, “Licenses and Intangible Property”); (vi) all contracts, leases (including the Hospital Lease) and other binding agreements currently in effect relating solely to the Real Property and/or the use or occupancy thereof to which Seller is a party or beneficiary, including, without limitation, all letters of credit, security deposits, guaranties and other documents delivered to Seller or that Seller is holding in connection therewith; and further including, without limitation, all of Seller’s right, title and interest in and to that certain Amendment Four and Restated Economic Development Program Agreement (Chapter 380 Agreement) dated as of November 19, 2013 (the “380 Agreement”) between the City of Southlake, Texas (the “City”) and Southlake Land Holdings, L.P., a Texas limited partnership (“Southlake Land Holdings”), as affected by (a) that certain Assignment One: Of Rights and Obligations – Hospital dated as of November 19, 2013, wherein Southlake Land Holdings assigned its rights and obligations under the 380 Agreement, as the same relate solely to the Hospital, to Seller (“Assignment One”), and (b) that certain Assignment Two: Of Rights and Obligations – MOB-1 dated as of November 19, 2013, wherein Southlake Land Holdings assigned its rights and obligations under the 380 Agreement, as the same relate solely to the medical office building located adjacent to the Hospital and being generally known as “MOB-1”, to Southlake Medical Texas Medical Building I, LP (“Assignment Two”); specifically excluding, however, (A) the Excluded Contracts (defined below) and

(B) Seller’s rights to reimbursement from the City of the amounts contemplated in Sections 5.B.iii. and 5.B.v. of the 380 Agreement, which amounts were due and payable to Seller prior to September 30, 2014 and are hereby reserved by Seller (collectively, “Contracts”); (vii) all plans and specifications, soil, engineering, environmental or architectural notices, studies, reports or plans, and all other reports relating to the physical condition or operation of the Real Property or recommended improvements thereto, including, without limitation, any information that relates to the Real Property’s compliance with the Americans with Disabilities Act of 1990, each to the extent relating solely to the Real Property (collectively, “Plans and Reports”), together with all other Property Documents; (viii) all rights, benefits and privileges relating to claims, suits and causes of action arising from, under or in connection with the Real Property and its operation, including, but not limited to, all of Seller’s rights, claims, demands and causes of action, if any, against all suppliers of labor, materials or services to or with respect to the Real Property, each to the extent relating solely to the Real Property; specifically excluding, however, all liabilities and obligations relating thereto, which are hereby reserved to and retained by Seller (collectively, “Claims”); and (ix) all furniture, fixtures (excluding removable fixtures that are and remain the property of Hospital Tenant under the Hospital Lease), equipment and personal property and intangible property owned by Seller and used or intended to be used in connection with the operation of the Real Property (the matters referred to in this clause (ix) being collectively referred to herein as, the “Personal Property”).
E.    Seller desires to sell the Property to Buyer, and Buyer desires to buy the Property from Seller, all pursuant to the terms and conditions set forth below.
AGREEMENT
NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
1.    Agreement of Purchase and Sale. Seller hereby agrees to sell, convey and assign the Property to Buyer, and Buyer agrees to buy and accept the Property from Seller, under the terms and conditions and for the purchase price hereinafter set forth.
2.    Purchase Price. The purchase price to be paid for the Property (the “Purchase Price”) at the Close of Escrow (as defined below) is One Hundred Twenty-Eight Million Dollars ($128,000,000.00), and shall be paid in the following increments at the following times:
(a)    Deposit. Buyer shall make a cash deposit of Three Million Dollars ($3,000,000) into Escrow (as defined below) within three (3) business days of the Opening of Escrow (as defined below). Such cash deposit, together with all interest earned thereon, shall be referred to herein as the “Deposit.”
(b)    Balance of Purchase Price. The balance of the Purchase Price, as adjusted for the allocations expressly provided for in this Agreement, less amounts to be held in Escrow pursuant to Section 13 hereof, shall be deposited by Buyer into Escrow in immediately available funds prior to the Close of Escrow.
(c)    Application of Deposit. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be applied against the Purchase Price at the Close of Escrow and shall be paid to Seller or disbursed to the order of Seller at the Close of Escrow. All deposits of funds made by Buyer pursuant to this Section 2 or Section 4 below shall be placed in a federally insured interest-bearing account by Escrow Holder upon terms acceptable to Buyer to be held by Escrow Holder in trust for the benefit of Buyer. If, however, the purchase and sale of the Property is not consummated as contemplated hereunder, the Deposit will be delivered to Seller or returned to Buyer as elsewhere provided in this Agreement.
3.    Due Diligence.
(a)    Title and Survey.
(i)    Prior to the Opening of Escrow, Seller delivered or caused to be delivered to Buyer from Fidelity National Title Insurance Company’s (the “Title Company”) Title Commitment No 14475 for the Real Property with an Effective Date of October 5, 2014 prepared by Escrow Holder, in its capacity as agent for Title Company (the “PTR”), together with legible copies (to the extent available) of all documents (“Exception Documents”) relating to the title exceptions referred to in the PTR. Buyer shall be permitted to obtain an update of the PTR, and if so updated, the term “PTR” shall refer to the preliminary title report as so updated.
(ii)    Prior to the Opening of Escrow, Seller delivered to Buyer and the Title Company a survey of the Real Property, which survey is to be prepared in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by the American Land Title Association and National Society for Professional Surveyors, Inc., in 2011 (the “Survey”), which survey Seller represents is sufficient to enable the Title Company to issue the Title Policy (as defined below) with the blanket survey exception thereof limited only to shortages in area. The Survey shall be certified by the surveyor to and for the benefit of Seller, Buyer, Buyer’s lender(s), if any, and the Title Company. Buyer shall be permitted to obtain an update of the Survey at Buyer’s sole cost and expense, and if so updated, the term “Survey” shall refer to the Survey as so updated.
(iii)    Within fifteen (15) days after the Opening of Escrow, Buyer shall notify Seller of any disapproved title exceptions (the “Disapproved PTR Matters”) and any disapproved Survey matters (the “Disapproved Survey Matters” and, collectively with the Disapproved PTR Matters, the “Disapproved Title Matters”) by written notice to Seller (each, a “Title Objection Letter”). All title exceptions set forth in the PTR other than the Disapproved PTR Matters, together with all survey matters set forth in the Survey other than the Disapproved Survey Matters, shall collectively constitute the “Permitted Exceptions.”
(iv)    If, within the period described above, Buyer delivers one or more Title Objection Letters, then Seller shall have five (5) days after its receipt of a Title Objection Letter to notify Buyer whether Seller is willing to remove, or cause to be removed, the Disapproved Title Matters set forth in such Title Objection Letter, or, in the alternative, obtain the necessary title endorsements (the “Disapproved Title Matter Endorsements”), in a form satisfactory to Buyer, to insure against the effects of such Disapproved Title Matter. Seller shall have no obligation to remove or cure, or cause to be removed or cured, any of the Disapproved Title Matters, except as set forth below. If Seller notifies Buyer that Seller is willing to cure a Disapproved Title Matter (whether by removal or endorsement), Seller shall be unconditionally obligated to so cure such Disapproved Title Matter prior to or concurrently with the Close of Escrow at its sole cost and expense, and such cure shall be a condition precedent to Buyer’s obligation to complete the Close of Escrow. Notwithstanding anything to the contrary herein, Seller shall be obligated to cure (by way of payment and discharge of record, or by other means reasonably acceptable to Buyer) all Disapproved Title Matters constituting (A) liens securing a mortgage, deed of trust or trust deed; (B) judgment liens against Seller or any party claiming under Seller; (C) tax liens for delinquent real estate taxes; and (D) any mechanics’ liens, materialman’s liens or other statutory liens arising by, through or under Seller. If Seller fails or refuses to cure monetary liens against the Property, Buyer may, but is not obligated to, elect to require Title Company and Escrow Holder to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.
(v)    If Seller notifies Buyer that Seller is not willing to cure a Disapproved Title Matter, Buyer shall then, within five (5) business days thereafter, elect, by giving written notice to Seller and Escrow Holder, (A) to terminate this Agreement or (B) to waive its disapproval of such Disapproved Title Matter (and such Disapproved Title Matter shall then be deemed to be a Permitted Exception). Buyer’s failure to give such notice shall be deemed an election to terminate this Agreement. Seller’s failure to notify Buyer that Seller is willing to cure a Disapproved Title Matter within the required five (5) day period shall be deemed a notice of Seller’s election not to cure such Disapproved Title Matter. Upon Buyer’s election, or deemed election, to terminate this Agreement under this Section 3(a), Escrow Holder shall pay the Deposit to Buyer, and this Agreement shall be deemed cancelled and neither party shall have any further obligations to the other under this Agreement, except those that are specifically stated to survive the termination of this Agreement.
(vi)    If the Title Company, prior to the Close of Escrow, discloses to Buyer or Seller a new exception, or materially amends any exception previously approved by Buyer, or materially amends the terms under which the Title Company is willing to issue the Title Policy, or if the Survey is materially amended, then Buyer shall have five (5) business days from its receipt of notice of such disclosure, together with legible copies (to the extent available) of all documents mentioned in such disclosure (and if necessary, the Close of Escrow shall be extended to provide for such five (5) day period), to disapprove of the same by delivering a Title Objection Letter related thereto. Such disapproved disclosures shall be treated as Disapproved Title Matters pursuant to Sections 3(a)(iii) through 3(a)(v) above, and the terms and conditions of this Section 3 shall apply to same.
(vii)    Notwithstanding any provision of this Agreement to the contrary, following the date of this Agreement and until the Close of Escrow, Seller shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Property, or any part thereof, to be created, suffered to be placed or recorded against the title thereto, nor will Seller during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion.
(b)    Documents to be Provided by Seller. Prior to the date of this Agreement, Seller caused to be delivered to Buyer, via e-mail (phan@ahinvestors.com, steve.kaye@agg.com and nikki.harding@agg.com), or made available to Buyer in an internet “data room” or FTP site, copies of the documents relating to the Property more particularly described under the heading “Property Documents” in Schedule 3(b) attached hereto (collectively, the “Property Documents”), each to the extent within Seller’s possession or control. In addition, Seller shall use commercially reasonable efforts to cause Hospital Tenant to deliver to Buyer or make available to Buyer, within three (3) business days after the Opening of Escrow, via e-mail (phan@ahinvestors.com, steve.kaye@agg.com, nikki.harding@agg.com and other persons identified in writing by Buyer) or in an internet “data room” or FTP site, copies of the documents relating to Hospital Tenant and its operations within the Hospital more particularly described under the heading “Tenant Documents” in Schedule 3(b) attached hereto (collectively, the “Tenant Documents”). If Buyer determines that any of the Property Documents or the Tenant Documents have not been delivered to or made available to Buyer or that Seller possess additional documents relating to the Property that have not been delivered or made available to Buyer, or if Buyer requests additional information from or about the Property or the Hospital Tenant and its operations within the Hospital, Buyer shall notify Seller and Seller shall use commercially reasonable efforts to deliver or cause Hospital Tenant to deliver such documents or information to Buyer within three (3) business days after such notification is received by Seller; provided, however, if Seller fails to timely deliver or cause Hospital Tenant to deliver such additional documentation or information, under no circumstances will the Contingency Period be extended and Buyer’s sole remedy will be to terminate this Agreement pursuant to Section 3(e) below. In providing or causing to be provided the Property Documents and any such additional documentation or information to Buyer, other than those representations of Seller specifically set forth in Section 9 below, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. Buyer acknowledges and understands that, although Seller will use commercially reasonable efforts to locate and deliver or make available, or cause to be delivered or made available, the Property Documents, the Tenant Documents and any such additional documentation or information as may be requested by Buyer, other than those representations of Seller specifically set forth in Section 9 below, Buyer will not rely on the Property Documents, the Tenant Documents or such additional documentation or information as being a complete and accurate source of information with respect to the Property, and will instead in all instances rely exclusively on its own inspections and consultants with respect to all matters which it deems relevant to its decision to acquire and own the Property.
(c)    Access to Property. Buyer, its employees, contractors, agents and designees shall be entitled, at all reasonable times during which this Agreement shall be in effect and by giving at least one (1) business day prior notice, to conduct on-site inspections and surveys of the Property and physical inspections and tests of the Property, including, without limitation, the right to enter and inspect all portions of the Property (subject to the rights of Hospital Tenant stated in the Hospital Lease), to interview Hospital Tenant at the Property, and to inspect and review all of the material included in the Property Documents and the Tenant Documents in connection with such inspections; provided, however, Buyer agrees not to, nor permit any of its agents or representatives to, unreasonably interfere with the possession and/or use of any portion of the Property by Hospital Tenant and/or Seller’s or Hospital Tenant’s operations at the Property, or cause any damage to the Property. Buyer will not conduct, and will not allow Buyer’s agents or representatives to conduct, any physically invasive testing of, on or under the Land or Improvements (such as, by way of example only, the taking of materials or soil samples) without first obtaining Seller’s written consent, which may be granted or withheld in Seller’s reasonable discretion. Seller and/or Seller’s representative shall have the right to be present during each such on-site inspections and Hospital Tenant interviews by Buyer or its agents or representatives, and shall exercise commercially reasonable efforts to be available for same. Seller shall reasonably cooperate with the efforts of Buyer and Buyer’s employees, contractors, agents and designees to inspect the Property.
(d)    Indemnity. Buyer agrees to indemnify and hold Seller harmless from and against any liens, claims, or damages, including, without limitation, any and all demands, actions or causes of action, assessments, losses, costs, liabilities, interest, penalties and reasonable attorneys’ fees suffered or incurred by Seller as a direct result of Buyer or Buyer’s agents or representatives inspections of the Property pursuant to this Section 3. Buyer will repair or cause to be repaired any damages caused by Buyer or Buyer’s agents or representatives in the conduct of such review. Buyer shall have no liability for any diminution in the value of the Property as a result of matters or conditions merely identified during its inspection of the Property, the Property Documents and the Tenant Documents. Buyer shall, at its sole expense, maintain at all times during which Buyer enters any portion of the Land or the Improvements a policy of commercial general liability insurance, reasonably acceptable to Seller, which shall name Seller as an additional insured with limits of not less than $1,000,000 for bodily injury or death in any one accident and not less than $1,000,000 for property damages. Buyer shall deliver to

Seller certificates of insurance evidencing such coverage prior to any such entry onto or into the Land or the Improvements. Notwithstanding anything set forth herein to the contrary, the indemnification obligations of Buyer in this Section 3(d) will survive the termination of this Agreement for any reason.
(e)    Contingency Period. For a period commencing with the Opening of Escrow and ending at 9:00 P.M. Dallas, Texas time on the thirtieth (30th) day thereafter (such period of time, the “Contingency Period”), Buyer, at its expense, may conduct studies and inspections of the Property (including, without limitation, architectural, geotechnical, environmental, marketing, engineering, and financial feasibility studies), Hospital Tenant and the Hospital to determine whether or not Buyer desires, in its sole judgment and discretion, to purchase the Property. In the event that Buyer determines, in its sole judgment and discretion, that Buyer does not want to Purchase the Property, for any reason or for no reason, Buyer shall have the unconditional right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Contingency Period, in which event this Agreement shall become null and void, whereupon Escrow Holder shall refund the Deposit to Buyer (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Contingency Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3(e), at which time the Deposit shall be non-refundable to Buyer except for a default on the part of Seller or a termination of this Agreement pursuant to any other right granted to Buyer hereunder.
(f)    Estoppel Certificate. Seller shall deliver to Hospital Tenant an estoppel certificate in the form of Exhibit 4(g)(vi) attached hereto within two (2) business following the Opening of Escrow, and thereafter Seller shall use commercially reasonable and diligent efforts to cause Hospital Tenant to execute the same and to deliver the same to Buyer. Seller shall promptly deliver to Buyer photocopies of the executed estoppel certificate when Seller receives the same. If Seller receives communication from Hospital Tenant providing comments to the estoppel certificate, Seller shall promptly deliver same to Buyer and thereafter Buyer shall have the right to directly communicate with Hospital Tenant regarding the terms and conditions of same.
(g)    Regulatory Notices and Approvals. Each party shall perform such other acts, and shall execute, acknowledge and deliver, prior to, at or subsequent to Close of Escrow, such other notices as the other may reasonably request (as reasonably determined by the requesting party or its counsel) or that may be legally required in order to effect the consummation of the transactions contemplated hereby, to lawfully vest title to the Property in Buyer and to allow Hospital Tenant to lawfully continue to operate the ongoing business at the Hospital (collectively, the foregoing being referred to herein as the “Regulatory Approvals”); provided, however, the requesting party shall notify the other party in writing prior to the expiration of the Contingency Period of any such additional acts or any such other notices and shall provide drafts of any documents requested or required of the other party with respect to the Regulatory Approvals. This paragraph and the obligations of the parties hereunder shall survive the Closing.
(h)    Contracts. Prior to Close of Escrow, Buyer shall have the right to exclude from those Contracts that are assigned to and assumed by Buyer all Contracts which Buyer elects by written notice delivered to Seller, prior to the expiration of the Contingency Period, to not assume (the “Excluded Contracts”), provided that such election is exercisable with respect to any Contract only if the Contract is cancellable without penalty, or if with a penalty, only if Buyer irrevocably agrees in writing to pay same. Seller shall cancel effective as of the Close of Escrow all such Contracts identified by Buyer prior to the expiration of the Contingency Period. In no event shall the Hospital Lease or the 380 Agreement qualify as an Excluded Contract.

4.    Escrow.
(a)    Escrow Holder; Escrow Instructions. Escrow No. 14475 for the purchase and sale of the Property (the “Escrow”) has been established at Bridge Title Company, 3100 Monticello, Suite 800, Dallas, Texas 75205, Attn: Ben Murphy, President (the “Escrow Holder”). This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions to the Escrow Holder.
(b)    Opening and Close of Escrow. The Escrow shall be deemed open (the “Opening of Escrow”) as of the date this Agreement is executed by the parties, and shall close on and as of the date that is fifteen (15) days following the expiration of the Contingency Period (the “Close of Escrow”). The Close of Escrow shall be deemed to be effective and the transfer of the Property shall be deemed to have occurred as of 12:01 a.m. local time on the date of the Close of Escrow. Prior to the scheduled Close of Escrow, Escrow Holder shall prepare and deliver to Buyer and Seller a pro forma closing statement (the “Closing Statement”) relating to the consummation of the transaction contemplated by this Agreement, which must be approved by both Seller and Buyer. At the request of a party’s counsel, in advance of Close of Escrow, attorneys for the parties shall exchange electronic copies of executed documents to be delivered as stated herein (to be held in trust pending Close of Escrow) to enable counsel to confirm that all required documents have been executed and delivered. The Close of Escrow shall be held through the mail by delivery of the closing documents and other required items. Title Company and Escrow Holder shall be permitted to complete the Close of Escrow based upon receipt of electronic copies of documents, provided that the party delivering such electronic copy agrees in writing to provide originals within one (1) business day following the Close of Escrow.
(c)    Seller Deposits into Escrow. Seller shall deliver or cause to be delivered to Escrow Holder (or as otherwise indicated below) in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following, all in form and substance reasonably satisfactory to Buyer (if the form thereof is not attached as an Exhibit to this Agreement) and, as appropriate, executed by the appropriate party and, where indicated or required, acknowledged and/or notarized:
(i)    one (1) original of a duly executed and acknowledged special warranty deed in the form of Exhibit 4(c)(i) attached hereto (the “Deed”);
(ii)    four (4) originals of a duly executed bill of sale and assignment and assumption agreement for the Personal Property, Warranties, Licenses and Intangibles, Contracts, Plans and Reports, Claims, and deposits and/or bonds made by Seller with any utility or other service provider with respect to the Property (with Seller to receive credit on the Closing Statement for any cash deposits transferred to Buyer), in the form of Exhibit 4(c)(ii) attached hereto (the “Bill of Sale”);
(iii)    four (4) originals of a duly executed counterpart to an assignment and assumption of the Hospital Lease, together with all guaranties and other documents delivered to Seller or that Seller is holding in connection therewith, in the form attached hereto as Exhibit 4(c)(iii) (the “Hospital Lease Assignment”);
(iv)    four (4) originals of a non-foreign affidavit in the form of Exhibit 4(c)(iv) attached hereto;
(v)    certificates of insurance evidencing insurance in the amounts and coverages required by the terms of the Hospital Lease and showing Buyer or its assignee as an additional insured or loss payee, as applicable, with such certificates and endorsements to become effective as of the Close of Escrow;
(vi)    four (4) originals of a duly executed counterpart to an assignment and assumption of the 380 Agreement in the form attached hereto as Exhibit 4(c)(vi) (the “380 Agreement Assignment”);
(vii)    payoff letters from the holders or claimants of, or with respect to, any Disapproved Title Matters constituting (A) liens securing a mortgage, deed of trust or trust deed; (B) judgment liens against Seller or any party claiming under Seller; (C) tax liens for delinquent real estate taxes; and (D) any mechanics’ liens, materialman’s liens or other statutory liens arising by, through or under Seller;
(viii)     any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required (if any) in connection with the recordation of the Deed by any state, city, or county agency having jurisdiction over the Property or the transactions contemplated hereby;
(ix)    one (1) original of a duly executed counterpart of the Closing Statement;
(x)    one (1) original of an affidavit in the form of Exhibit 4(c)(x) attached hereto so that the Title Company can delete the standard printed exceptions as to Seller’s constituent documents, parties in possession, unrecorded liens and similar matters;
(xi)    four (4) original re-certifications by Seller of the representations and warranties of Seller made under this Agreement in the form of Exhibit 4(c)(xi) attached hereto;
(xii)    one (1) original of a notice to Hospital Tenant, in the form of Exhibit 4(c)(xii) attached hereto, informing Hospital Tenant of the sale of the Property and directing that rent, other payments and notices thereafter be sent to Buyer (or its agent) at the addresses stated therein or otherwise provided by Buyer (the “Tenant Notice Letter”);
(xiii)     one (1) original written waiver of rights from any party having a right or option to purchase the Property (or any portion thereof) from Seller, if any;
(xiv)     an original good standing certificate for Seller and an original resolution of Seller authorizing the sale of the Property to Buyer and the execution and delivery of this Agreement and all documents in connection with the Close of Escrow, together with an incumbency certificate for the officers signing this Agreement and such other instruments as may be reasonably required by Buyer to evidence the existence and good standing of Seller and Seller’s authority to consummate the transactions contemplated by this Agreement;
(xv)    such original documentation from Brokers as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Brokers may have in connection with a claim for commissions or other compensation due to the Closing of Escrow, and in form and substance reasonably acceptable to Title Company and which will permit Title Company to issue its title insurance policy to Buyer without exception for such Broker claims;
(xvi)     to the extent not previously delivered to Buyer, but only to the extent within Seller’s possession or reasonable control, originals of the Property Documents and copies of all books and records applicable to the Property which are reasonably necessary for the orderly transition of ownership of the Property; and
(xvii)    any other executed or other documents reasonably required by Buyer and/or the Title Company to consummate this transaction.
(d)    Buyer Deposits into Escrow. As a condition precedent to the Close of Escrow in favor of Seller, Buyer shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:
(i)    a sum equal to the Purchase Price, less any credits against the Purchase Price provided for herein and any amounts to be held in Escrow pursuant to Section 13 hereof, plus any other sums required for costs to be paid by Buyer pursuant to the terms of this Agreement;
(ii)    four (4) originals of a duly executed counterpart to the Bill of Sale;
(iii)    four (4) originals of a duly executed counterpart to the Hospital Lease Assignment;
(iv)    four (4) originals of a duly executed counterpart to the 380 Agreement Assignment;
(v)    one (1) original of a duly executed counterpart of the Tenant Notice Letter;
(vi)    one (1) original of a duly executed counterpart of the Closing Statement; and
(vii)    any executed or other documents reasonably required by the Title Company to consummate this transaction.
(e)    Authorization to Close Escrow. Provided that (i) Escrow Holder has not received written notice from Buyer or Seller of the failure of any conditions precedent or of the termination of the Escrow, (ii) Buyer and Seller have deposited into the Escrow or delivered to the other party (and provided Escrow Holder with notice of the same), as applicable, the items required by this Agreement (iii) Title Company is irrevocably and unconditionally committed to issuing the Title Policy, and (iv) Buyer and Seller have delivered to Escrow Holder written notice (which may be delivered by electronic mail) stating that Escrow Holder shall proceed to Close Escrow, Escrow Holder shall, subject in all respects to the terms and conditions of any supplemental written instructions delivered by Seller and/or Buyer:
(i)    Cause the Deed to be recorded in the official records of the County, and cause a conformed copy of the Deed to be mailed to Buyer after the same has been recorded.
(ii)    Deliver to Seller the Purchase Price, less the amount of (A) all amounts to be paid by Seller hereunder, including, but not limited to, those amounts specified in Sections 5, 6 and 14 hereof, (B) any amounts to be held in Escrow pursuant to Section 13 hereof, and (C) all amounts paid by Escrow Holder in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement.

(iii)    Cause the Title Policy to be issued to Buyer by the Title Company (with delivery of the original of the Title Policy to occur as soon as possible following the Close of Escrow).
(f)    Concurrent Assignment. If any additional document or action reasonably is required of Seller to vest in Buyer or its successors, nominees and assigns title to the assets or rights intended to be conveyed by this Agreement, or to evidence Buyer’s or its successors’, nominees’ and assigns’ ownership of any of such assets or rights, Seller agrees that it will, upon written request therefor, execute and deliver to Buyer or its successors, nominees and assigns any such document and take such further action; provided, however, in no event shall Seller be required to incur any material costs or expenses in connection with any such request, nor shall Seller incur any obligations or liabilities beyond what is otherwise provided for hereunder as a result of same.
(g)    Conditions Precedent to the Close of Escrow. Buyer’s obligation to consummate the transactions contemplated in this Agreement is expressly conditioned upon the satisfaction as of the Close of Escrow of each and every of the conditions precedent set forth in this Section 4(g). In the event that all of the conditions precedent are not satisfied or waived in writing by Buyer, by the Close of Escrow, and in addition to any other remedy Buyer may have for the failure of such condition, Buyer may, at its option, by written notice to Seller, either (i) extend the Close of Escrow for a reasonable period of time to allow Seller to satisfy any condition that is reasonably capable of being satisfied, or (ii) terminate this Agreement and receive a return of the Deposit free of any claims by Seller or any other party with respect thereto, and upon such termination, neither party shall have any further rights or obligations hereunder except for those provisions which expressly survive the termination of the Agreement.
(i)    Each of the representations and warranties made by Seller in this Agreement will be true and complete in all material respects as of the Close of Escrow as if made on and as of such date.
(ii)    Seller will not have failed to perform or comply with any of Seller’s agreements, covenants or obligations in the manner and within the periods provided herein, including, without limitation, the obligation to deliver each of the documents and items it is required to deliver under Section 4(c) of this Agreement.
(iii)    The Title Company will have irrevocably committed to issue the Title Policy as set forth in Section 7 below.
(iv)    There will be no third party injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transaction contemplated by this Agreement not be consummated, as herein provided.
(v)    None of the following shall have been done by, against or with respect to Seller or Hospital Tenant: (A) the commencement of a case under Title 11 of the U.S. Code (as now constituted or hereafter amended) or under any other applicable bankruptcy or other similar law; (B) the appointment of a trustee or receiver of any property interest; (C) an assignment for the benefit of creditors; (D) an attachment, execution or other judicial seizure of a substantial property interest; (E) the taking of, failure to take or submission to any action indicating an inability to meet its financial obligations as they accrue; (F) a dissolution or liquidation; or (G) between the expiration of the Contingency Period and the date for the Close of Escrow, no material adverse change shall have occurred (i) in the physical condition of the

Property, to the extent not covered by Section 12 of this Agreement, and/or (ii) the financial condition of Hospital Tenant.
(vi)    Seller shall have obtained and delivered to Buyer not later than ten (10) days prior to the Close of Escrow an estoppel certificate executed by Hospital Tenant substantially in the form of Exhibit 4(g)(vi) attached hereto, and which (A) does not assert any defaults, offsets, defenses, punchlist items or claims under the Lease Hospital, (B) is dated not earlier than thirty (30) days prior to the Close of Escrow, and (C) does not contradict the representations and warranties set forth in Section 9(m) of this Agreement.
Buyer reserves the right to review the Hospital Lease during the Contingency Period and, before the expiration of the Contingency Period, request an amendment to this Agreement (which Seller is under no obligation to accept or provide), which amendment adds as an additional condition precedent to Buyer’s obligation to consummate the transactions contemplated in this Agreement a requirement that Seller deliver at Close of Escrow an amendment to the Hospital Lease containing such terms and conditions as Buyer and Hospital Tenant may agree, including, by way of example only, (i) a modification to the Hospital Tenant’s obligations under the Hospital Lease with respect to the financial statements it is required to deliver to the lessor thereunder, and (ii) a provision obligating Hospital Tenant to comply with the certain audit requirements of Buyer similar to the provisions of Section 17(q)(xiii) hereof designated by Buyer.
(h)    Interpleader; Escrow Holder. The parties hereto expressly agree that if the parties give the Escrow Holder contradictory instructions, the Escrow Holder shall have the right at its election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves, and the Escrow Holder is authorized to deposit with the clerk of the court all documents and funds held in this Escrow. If such action is filed, the parties agree to pay Escrow Holder’s reasonable out-of-pocket costs, expenses and reasonable attorneys’ fees which Escrow Holder is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such an action, Escrow Holder shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of the Escrow other than those relating to Escrow Holder’s negligence and willful misconduct. The Escrow Holder shall deliver the Deposit to Seller or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Close of Escrow does not occur and either party makes a written demand (the “Demand”) upon the Escrow Holder for payment of the Deposit, the Escrow Holder shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If the Escrow Holder does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Holder, the Escrow Holder is hereby authorized to make the payment set forth in the Demand. If the Escrow Holder does receive such written objection within such period, the Escrow Holder shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Buyer delivers a notice to Escrow Holder stating that Buyer has terminated this Agreement on or prior to the expiration of the Contingency Period, then Escrow Holder shall immediately return the Deposit to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller, and Escrow Holder shall do so notwithstanding any objection by Seller. Buyer and Seller, together, shall have the right to terminate the appointment of Escrow Holder hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Escrow Holder, who shall sign a counterpart of this Agreement. Upon demand of such successor Escrow Holder, the Deposit shall be turned over and delivered to such successor Escrow Holder, who shall thereupon be bound by all of the provisions hereof.

(i)    U.S. Treasury Regulations. The purchase and sale of the Property is the sale of “reportable real estate” within the meaning of U.S. Treasury Regulations Section 1.6045-4 (the “Regulation”). Escrow Holder is the “real estate reporting person” within the meaning of the Regulation and shall make all reports to the federal government as required by the Regulation.
(j)    Exchange Cooperation. Buyer and Seller (the “Parties”) agree that either of the Parties or both may substitute an intermediary (an “Intermediary”) to act in place of either Party with regards to the sale or purchase of the Property. An Intermediary shall be designated in writing by the Party designating an Intermediary (the “Designating Party”) to the other Party (the “Non-Designating Party”) and Escrow Holder. Upon designation of an Intermediary and upon the Intermediary’s written assumption of the Designating Party’s obligations hereunder, the Intermediary shall be substituted for the Designating Party in the Escrow as the buyer or seller of the Property. The Non-Designating Party agrees to accept performance under this Agreement from the Intermediary and to render its performance of all of its obligations to the Intermediary. The Non-Designating Party agrees that performance by the Intermediary will be treated as performance by the Designating Party, and the Designating Party agrees that the Non-Designating Party’s performance to the Intermediary will be treated as performance to the Designating Party. The Designating Party unconditionally guarantees the full and timely performance by the Intermediary of each and every one of the representations, warranties, indemnities, obligations and undertakings of the Designating Party pursuant to this Agreement. As such guarantor, the Designating Party shall be treated as a primary obligor with respect to such representations, warranties, indemnities, obligations and undertakings, and, in the event of breach thereof, the Non-Designating Party may proceed directly against the Designating Party on this guarantee without the need to join the Intermediary as a party to the action against the Designating Party. The Designating Party unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken such representations, warranties, indemnities, obligations and undertakings directly.
(k)    Other Consequences of Exchange. If either of the Parties or both undertakes to designate an Intermediary pursuant to the previous Section 4(j): (i) in no event shall either party be deemed to have given the other party any advice regarding the tax-deferred nature of this transaction or any other advice regarding the treatment of this transaction under federal or state tax laws and both of the Parties shall rely solely on the advice of their own legal and tax advisors; (ii) the Non-Designating Party shall not bear any additional expenses from the Designating Party’s decision to designate an Intermediary; (iii) there shall not be any delay in the Close of Escrow by reason of such designation; and (iv) neither Buyer nor Seller shall be required to take title to any real or personal property other than the Property, and the actual conveyance of the title to the Property shall be directly from Seller to Buyer.
5.    Closing Costs.
(a)    Seller Costs. Seller shall pay (i) the cost of the Survey; (ii) any documentary transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction; (iii) Seller’s legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments and documents required to be delivered, or to cause to be delivered, by Seller hereunder, including the cost of Seller’s performance of its obligations hereunder; (iv) fifty percent (50%) of all escrow fees of the Escrow Holder and the fees for recording the Deed; (v) all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all loans secured by a mortgage or deed of trust encumbering the Property; and (vi) the cost to record any document or instruments required to be recorded in order for Seller to convey title to the Property as required by this Agreement.
(b)    Buyer Costs. Buyer shall pay (i) all costs incurred by Buyer in connection with its investigation of the Property, including the cost of any site inspections or environmental audits;

(ii) Buyer’s legal, accounting and other professional fees and expenses and the cost of all certificates, instruments and documents required to be delivered by Buyer hereunder, including the cost of Buyer’s performance of its obligations hereunder; (iii) the cost of any update to the Survey requested by Buyer; and (iv) fifty percent (50%) of all escrow fees of the Escrow Holder and the fees for recording the Deed.
(c)    Cost of the Title Policy. Seller shall pay base premium for the Title Policy, with aggregate liability in the amount of the Purchase Price. Buyer shall pay the cost of all additional coverages and endorsements to the Title Policy requested by Buyer for itself or for the benefit of its lender(s).
(d)    Other Costs. Any other costs of the Escrow or of closing pertaining to this transaction not otherwise expressly allocated among Buyer and Seller under this Agreement shall be apportioned in the manner customary in the County.
(e)    Cancellation of Escrow. Notwithstanding the provisions of this Section 5, if the Escrow fails to close for any reason (other than the breach of this Agreement by one or both of the parties), the reasonable third-party, out-of-pocket costs of the Escrow (not to exceed a total of $1,000) incurred to date shall be borne equally by Buyer and Seller. Otherwise, the party who breached this Agreement first shall bear all the costs of the Escrow.
(f)    Post-Closing Adjustments. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section. If the pro-rations and credits made under the settlement statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow or, if later, the close of an applicable real estate tax cycle which determines the amount of real estate taxes applicable to this pro-ration, and if a party fails to request an adjustment to the settlement statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the settlement statement that such party desires to adjust and the reasons for such adjustment), then the pro-rations and credits set forth in the settlement statement shall be binding and conclusive against such party.
6.    Prorations and Adjustments. The following shall be prorated and adjusted between Seller and Buyer as of the Close of Escrow except as otherwise specified:
(a)    Rents. All rents and other amounts payable to the landlord under the Hospital Lease (“Rents”) shall be prorated between Seller and Buyer, with Seller entitled to such Rents for the period prior to the Close of Escrow and with Buyer entitled to such Rents for the period from and after the Close of Escrow. Rents prepaid for the period as of and following the Close of Escrow shall be credited against the Purchase Price. Any Rents collected by Buyer after the Close of Escrow will apply first to Rents which accrue after the Close of Escrow and then to the Rents which have accrued prior to the Close of Escrow. Subject to the foregoing, if Buyer receives Rents after the Close of Escrow which relate to the period prior to the Close of Escrow to which Seller is entitled under this Section 6(a), Buyer shall promptly remit to Seller all of such amounts. Likewise, Seller shall promptly remit to Buyer all Rents received by Seller after the Close of Escrow to which Buyer is entitled under this Section 6(a).
(b)    Operating Expenses; Taxes. As the Hospital Lease is a triple net lease, Buyer and Seller hereby agree and acknowledge that Hospital Tenant is liable for all expenses of the Hospital, including the payment of real and personal property taxes and assessments, and there shall be no credits or prorations at the Close of Escrow with respect to the costs and expenses associated with owning or operating the Hospital. If any such expense is not the responsibility of Hospital Tenant under the Hospital Lease, such expense shall be prorated in the same manner as provided in the preceding Section 6(a).
(c)    General. For purposes of calculating prorations, Buyer shall be deemed to be vested with title to the Property for the entire day upon which the Close of Escrow occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Close of Escrow and based upon a 365 day year. Seller shall provide to Escrow Holder such documents or information as may be reasonably required by Escrow Holder and Buyer to calculate such prorations and to prepare the Closing Statement.
7.    Title.
(a)    Conveyance. Seller shall convey good and indefeasible title to the fee simple interest in the Land and Improvements to Buyer by the Deed at the Close of Escrow free and clear of all liens and encumbrances other than the Permitted Exceptions.
(b)    Title Policy. The title to be conveyed to Buyer shall be insured by a Texas T-1 Owner’s Policy of Title Insurance with liability in the amount of the Purchase Price, dated no earlier than the date of the Close of Escrow, issued by the Title Company and insuring that good and indefeasible title to the fee simple interest in the Land and Improvements is vested in Buyer, with such commercially available endorsements as are requested by Tenant, subject only to (i) the standard exclusions, limitations and printed exceptions contained therein, other than those to be removed by Seller’s provision of the title affidavit as required by this Agreement, (ii) non-delinquent real estate taxes and assessments, and (iii) the Permitted Exceptions (the “Title Policy”).
8.    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:
(a)    Organization. Buyer is duly formed, validly existing and in good standing under the laws of the state of its organization, and is or will be by the Close of Escrow duly qualified to transact business in the state in which the Property is situated.
(b)    Authority; Enforceability; Conflict. This Agreement and all the documents to be executed and delivered by Buyer to Seller or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by Buyer; (ii) are or will be legal and binding obligations of Buyer as of the date of their respective executions; (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which Buyer is a party, any of Buyer’s organizational documents or any existing obligation of or restriction on Buyer under any order, judgment or decree of any state or federal court or governmental authority binding on Buyer.
(c)    Prohibited Person. Neither Buyer nor any of its officers or directors is a Prohibited Person. As used herein, the term “Prohibited Person” shall mean any of the following: (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a Person that is owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury

Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov-/offices/enforcement/ofac; (iv) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a Person that is affiliated with any Person identified in clauses (i), (ii), (iii) and/or (iv). As used herein, the term “Person” means an individual or a corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity.
(d)    Sophisticated Buyer. Buyer is sophisticated in the evaluation, purchase, ownership and operation of real property, and in making its decision to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Buyer: (i) has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of Hazardous Materials [as defined herein] in and about the Property), reports, investigations and inspections as Buyer deems appropriate in connection with the Property; (ii) has relied or shall rely solely on its own independent investigation and evaluation of the Property and the representations and warranties of Seller expressly set forth in this Agreement; and (iii) except for and solely to the extent of the representations and warranties of Seller expressly set forth in this Agreement, Buyer has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Seller Broker).
No representation or warranty made by Buyer in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow, but shall survive the Close of Escrow for a period of one (1) year (the “Rep Survival Termination Date”); provided, however, that if Seller notifies Buyer, on or before the expiration of the Rep Survival Termination Date of any alleged breach of a representation or warranty occurring prior to the Rep Survival Termination Date (a “Notice of Breach of Rep”), and Seller thereafter files a lawsuit in connection therewith against Buyer within sixty (60) days following the Rep Survival Termination Date, then the Rep Survival Termination Date shall be extended with respect to said representation and warranty until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal. Notwithstanding anything herein, if Seller discovers, prior to or at the Close of Escrow, that any representation or warranty of Buyer is false, misleading or inaccurate in any material respect, Seller may, at its option, terminate this Agreement, in which event Seller shall be entitled to pursue its remedies under Section 11(b) below and the parties hereto shall be relieved of all liabilities and obligations hereunder except for those obligations that expressly survive termination of this Agreement. If, however, Seller elects to proceed with the Close of Escrow notwithstanding such discovery, Seller shall be deemed to have waived any and all rights of recovery against Buyer with respect to such false, misleading or inaccurate representation or warranty, and shall be permanently prohibited from later bringing a claim against Buyer as to such discovered matter.
9.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:
(a)    Organization. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas, and is not insolvent.
(b)    Authority; Enforceability; Conflict. This Agreement and all the documents and items to be executed and delivered by Seller to Buyer or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by Seller; (ii) are or will be legal and binding obligations of Seller as of the date of their respective executions; (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which Seller is a party, any of Seller’s organizational documents or any existing obligation of or restriction on Seller under any order, judgment or decree of any state or federal court or governmental authority binding on Seller; and (v) will be sufficient to convey title (if they purport to do so).
(c)    Physical Condition. To Seller’s Knowledge, except as disclosed on Schedule 9(c) attached hereto or in any of the Property Documents, there are no material physical, structural or mechanical defects in the Property, including, without limitation, the plumbing, roofing, heating, air conditioning and electrical systems thereof, and all such systems and all other components of the Property are in good operating condition and repair (ordinary wear and tear excepted).
(d)    Compliance. Seller has received no written notice from any governmental authority advising Seller of, or alleging a violation of, any applicable laws, moratoria, initiative, referenda, ordinances, rules, regulations, codes, standards and orders promulgated by any federal, state or local governmental body or by any quasi-governmental body having authority over Seller or the Property (each a “Law” and, collectively, “Laws”), including all applicable building codes, environmental, zoning, subdivision, and land use Laws, in connection with Seller’s ownership of the Property; and to Seller’s Knowledge, no such violation exists. To Seller’s Knowledge, there are no taxes or assessments affecting the Property other than as set forth in the PTR and Exception Documents.
(e)    Accuracy of Information. To Seller’s Knowledge, the Property Documents do not contain any material inaccuracies. To Seller’s Knowledge, there are no oral agreements or understandings to which Seller is a party or is bound relating to the Property other than as disclosed in writing to Buyer and delivered or made available to Buyer in the data room.
(f)    Litigation; Condemnation. There are no (i) actions, suits or legal proceedings of any kind (including, without limitation, any environmental, zoning or other land-use regulation proceeding), either instituted or, to Seller’s Knowledge, threatened, which would, following the Close of Escrow, (A) be binding upon Buyer or the Property or (B) could reasonably be expected to cause a material and adverse effect on the Property, or (ii) existing, or to Seller’s Knowledge, proposed or threatened eminent domain or similar proceedings which would affect the Land or Improvements in any manner whatsoever. Seller has received no written notice of any of the foregoing which remain pending except for those listed on Schedule 9(f) attached hereto. Notwithstanding any provision in this Agreement to the contrary, the disclosure of current or pending litigation shall in no way release Seller from responsibility for any such claims, and Buyer shall in no way be deemed to have assumed responsibility for any such claims, either by virtue of receipt of such notice or the occurrence of the Close of Escrow.
(g)    Utilities. All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law for the present use and operation of the Property are installed across public property or valid easements to the boundary lines of the Land, and are connected pursuant to valid permits (to the extent required) with all installation and connection charges paid in full, and Seller has received no notice that such facilities are inadequate to service the Hospital or are not in good operating condition, and to Seller’s Knowledge such facilities are adequate to service the Hospital and are in good operating condition.
(h)    Title. Seller is the sole owner of the Property and has indefeasible fee simple title to the Property free and clear of all liens, encumbrances, rights, reservations, easements and other exceptions other than those exceptions to title which appear of record. Without limiting the foregoing, there are no federal, state or local tax liens encumbering Seller’s interest in the Property other than liens for non-delinquent real estate taxes and assessments which may be shown in the PTR. No part of the Property is subject to any purchase option, right of first refusal or first offer, or other similar right.

(i)    CC&R’s. To Seller’s Knowledge, there are no material violations of any covenants, conditions or restrictions or any parking easements or agreements applicable to the Property, and Seller has received no notice or complaint with respect to any violation of any of the foregoing.
(j)    Hazardous Materials.
(i)    Except as disclosed in any of the Property Documents or in any environmental report obtained by Buyer, Seller has received no notice of, and has no Knowledge that (A) Seller, the Property or any adjoining property are in violation of any federal, state or local law, regulation or ordinance or any judicial decisions, rules, regulations or publications promulgated thereunder regarding the environment or materials which are or could be hazardous to persons or property (collectively “Environmental Enactments”); (B) Seller, the Property or any adjoining property is subject to any pending or threatened litigation or inquiry by any governmental authority, or to any remedial action or obligations under any Environmental Enactments; (C) the Property or any adjoining property is now or has ever been used for industrial purposes or for the storage, treatment or disposal of Hazardous Materials in violation of any Environmental Enactments; (D) Hazardous Materials have been disposed of or are now located upon the Property or any adjoining property in violation of any Environmental Enactments; and (E) any underground storage tank is or ever was located on the Land.
(ii)    As used herein, “Hazardous Materials” shall mean any flammable substances, explosives, radioactive materials, pollutants, contaminants, medical waste materials, petroleum, petroleum products, hazardous or toxic materials or any related materials or substances at, on or beneath the Property, including but not limited to, mold, substances defined as “extremely hazardous substances,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “toxic substances,” “infectious waste” or “medical waste” in any Environmental Enactment or in the regulations adopted and publications promulgated pursuant to said Environmental Enactments. As used herein, “a violation of an Environmental Enactment” or words of similar import shall mean the existence, use, storage, discharge, treatment, release, transportation or disposition of, whether temporarily or permanently, any Hazardous Materials at, on or under the Property other than in compliance with the requirements of all applicable Environmental Enactments.
(k)    Third Party Consents. Seller has the full right and authority to consummate the transactions contemplated by this Agreement pursuant to the terms and conditions contained herein and no consents, approvals or other actions from third parties (including without limitation any governmental agency, commission or office) are required in connection therewith.
(l)    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986. Neither Seller nor, to Seller’s Knowledge, any of its investors is a Prohibited Person.
(m)    Hospital Lease. The copy of the Hospital Lease delivered to Buyer is a true, correct and complete copy of the Hospital Lease. The Hospital Lease is in full force and effect, constitutes the entire agreement between Seller and Hospital Tenant with respect to the leasing of the Property and has not been modified or amended in any manner. Except as disclosed in the last sentence of this subsection, there are no monetary defaults with respect to the obligations of Hospital Tenant under the Hospital Lease and, to Seller’s Knowledge, there are no other defaults or events of default under the Hospital Lease by either party thereunder and no acts or occurrences which, with the giving of notice or the passage of time, or both, would constitute a default or event of default under the Hospital Lease by either party thereunder. Seller has not delivered a written notice to Hospital Tenant informing Hospital Tenant that it is in default of the Hospital Lease, nor has Seller received from Hospital Tenant a written notice asserting that Seller is in default. There is no other holder of any interest in the Hospital Lease or the Rent payable thereunder. There are no other leases, licenses or other occupancy agreements affecting the Property to which Seller is a party, other than the Hospital Lease. Seller has no knowledge of any claims, offsets or defenses by Hospital Tenant under the Hospital Lease. No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Hospital Lease or any extension or renewal thereof. Seller has no outstanding obligation to provide Hospital Tenant with an allowance of any kind or to construct any improvements to the Real Property. Seller has not received rent or other charges from any Hospital Tenant more than one (1) month in advance. No guarantor of the Hospital Lease, if any, has been released or discharged, voluntarily or involuntarily or by operation of law, from any obligation with respect to the Hospital Lease that is guarantee. Seller has not applied all or any portion of the security deposit under the Hospital Lease to any Rent or to cure a default by Hospital Tenant thereunder. Prior to the execution of this Agreement, Seller disclosed to Buyer (i) Hospital Tenant’s request to pay rent under the Hospital Lease for the months of October and November, 2014 in installments in order to preserve cash on Hospital Tenant’s balance sheet to facilitate the refinancing of Hospital Tenant’s working capital line of credit and (ii) that Seller granted the request of Hospital Tenant in an effort to support Hospital Tenant’s refinancing efforts.
(n)    Employees. Seller has no employees, whether engaged in the ownership, management, operation or maintenance of the Property or otherwise.
(o)    Health Care Licenses. To Seller’s Knowledge, Seller has received no written notice (i) that any license, permit, authorization, approval and other grant of authority required for the full and lawful functioning and operation of the Hospital has been revoked or suspended or (ii) from any governmental authority that Hospital Tenant’s operation of the Hospital is in violation of any Laws.
(p)    Contracts. There are no contracts to which Seller is a party or to which the Property is bound, other than the Hospital Lease, the 380 Agreement, Assignment One and Assignment Two.
(q)    Parcel. Seller has not initiated or participated in any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Real Property.
As used in this Agreement, the terms “to Seller’s Knowledge”, “to the Knowledge of Seller”, “known to Seller”, “Knowledge” or any similar phrase, shall mean and refer to only the current, actual (not the constructive or imputed) knowledge of Derrick N. Evers and Jim Williams, Jr., and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, manager, member, authorized person, employee or representative of Seller, or any affiliate of Seller, or to impose upon any of the individuals named above any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such individuals any individual personal liability. Seller hereby represents and warrants that the foregoing individuals are the representatives of Seller most likely to have actual knowledge of the accuracy of the representations and warranties contained in this Section 9. As used in this Agreement, “affiliate” means any individual or legally recognized entity that controls, is controlled by or is under common control with Seller or Buyer, as applicable. As used herein, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership, voting control, contract or otherwise.
No representation or warranty made by Seller in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period ending on the Rep Survival Termination Date; provided, however, that if Buyer delivers to Seller a Notice of Breach of Rep on or before the expiration of the Rep Survival Termination Date, and Buyer thereafter files a lawsuit in connection therewith against Seller within sixty (60) days following the Rep Survival Termination Date, then the Rep Survival Termination Date shall be extended with respect to said representation and warranty until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal. Notwithstanding anything herein, if Buyer discovers, prior to or at the Close of Escrow, that any representation or warranty of Seller is false, misleading or inaccurate in any material respect, Buyer may, at its option, terminate this Agreement, in which event Buyer shall be entitled to pursue its remedies under Section 11(a) below (including, without limitation, the right to recover out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, including without limitation Buyer’s reasonable attorneys’ fees and expenses, subject to the limitation stated in said Section), and the parties hereto shall be relieved of all liabilities and obligations hereunder except for those obligations that expressly survive termination of this Agreement. Notwithstanding the foregoing, Seller shall promptly notify Buyer if Seller acquires actual knowledge of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue or misleading in any material respect, it being understood that Seller’s obligation to provide notice to Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement. If, however, Buyer elects to proceed with the Close of Escrow notwithstanding such discovery, Buyer shall be deemed to have waived any and all rights of recovery against Seller with respect to such false, misleading or inaccurate representation or warranty, and shall be permanently prohibited from later bringing a claim against Seller as to such discovered matter.
BUYER HEREBY AGREES AND ACKNOWLEDGES THAT (I) IT IS BUYING THE PROPERTY ON AN “AS-IS, WHERE-IS AND WITH ALL FAULTS” BASIS, SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER EXPRESSLY MADE HEREIN; (II) IT HAS MADE OR WILL HAVE MADE ITS OWN INVESTIGATIONS AND INSPECTIONS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL ASPECTS OF THE PROPERTY AND THE PROPERTY’S COMPLIANCE WITH ALL LAWS APPLICABLE TO THE PROPERTY’S CURRENT OR INTENDED USE; (III) IN CONNECTION WITH ITS INVESTIGATIONS AND INSPECTIONS OF THE PROPERTY IT HAS CONTRACTED OR HAD THE OPPORTUNITY TO CONTRACT WITH CERTAIN ADVISORS AND CONSULTANTS AS BUYER DEEMED TO BE NECESSARY; (IV) IN ADDITION TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT, IT IS RELYING SOLELY ON SUCH REPORTS AND ITS OWN INVESTIGATIONS AS TO THE PROPERTY, ITS CONDITION AND OTHER CHARACTERISTICS AND COMPLIANCE WITH LAWS; (V) EXCEPT FOR AND SOLELY TO THE EXTENT OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 9), IT IS NOT MAKING THE PURCHASE OF THE PROPERTY IN RELIANCE UPON ANY STATEMENTS OR REPRESENTATIONS, EXPRESS OR IMPLIED, MADE BY SELLER OR ITS AGENTS OR BROKERS, AS TO THE CONDITION OF OR CHARACTERISTICS OF THE PROPERTY OR ITS FITNESS FOR USE FOR ANY PARTICULAR PURPOSE. BUYER IS AN EXPERIENCED BUYER OF PROPERTIES SUCH AS THE PROPERTY AND BUYER HAS MADE OR WILL MAKE BUYER’S OWN INDEPENDENT INVESTIGATION OF THE PROPERTY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSE OF ESCROW.
10.    Seller’s Covenants. Seller hereby covenants with Buyer as follows:
(a)    Hospital Lease. During the period between Seller’s execution of this Agreement and the Close of Escrow or sooner termination of this Agreement, Seller shall not (i) terminate, declare a default under, renew, amend or modify the Hospital Lease, (ii), release any guarantor of or apply any security for the Hospital Lease; (iii) cause, permit or consent to an alteration of the Property where such consent is required by the terms of the Hospital Lease; (iii) consent to or approve of any assignment of the Hospital Lease or sublease of the Property (where such consent or approval is required by the terms of the Hospital Lease), or (iv) enter into any new lease, license or other occupancy agreement with respect to the Property, in each case without first obtaining Buyer’s prior written consent. Prior to the Close of Escrow, Seller shall not, without Buyer’s prior written consent, accept from Hospital Tenant payment of Rent more than one (1) month in advance.
(b)    Contracts. During the period between Seller’s execution of this Agreement and the Close of Escrow or sooner termination of this Agreement, Seller shall not, without first obtaining the prior written consent of Buyer, enter into any Contract that will survive the Close of Escrow or will otherwise affect the use, operation or enjoyment of the Property after the Close of Escrow, and shall not terminate, renew, amend or modify any Contract without Buyer’s prior written consent.
(c)    Operation of Property. At all times prior to the Close of Escrow, Seller shall (i) use all commercially reasonable efforts to enforce the obligations of Hospital Tenant under the Hospital Lease; and (ii) perform when due all of Seller’s obligations under the Hospital Lease and other agreements relating to the Hospital, all in accordance with applicable laws, ordinances, rules and regulations affecting the Hospital.
11.    Default and Remedies.
(a)    Default by Seller. In the event that Seller fails to consummate this Agreement or if Seller fails to perform any of Seller’s other obligations hereunder either prior to or at the Close of Escrow, and such failure or refusal continues for a period of ten (10) business days after the date on which Seller receives Buyer’s written notice of default, or such longer period of time as may be reasonably required to cure such default if, within said ten (10) business day period, Seller commences and thereafter diligently pursue completion of the cure of same, and such failure or refusal results from any reason other than the termination of this Agreement pursuant to a right to terminate expressly set forth in this Agreement or Buyer’s failure to perform Buyer’s obligations under this Agreement, Buyer may, as its sole and exclusive remedies, either (i) terminate this Agreement by giving written notice thereof to Seller prior to or at the Close of Escrow, in which event (A) Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, including without limitation Buyer’s reasonable attorneys’ fees and expenses, not to exceed the sum of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate (which obligations shall survive such termination), and (B) Escrow Holder shall pay to Buyer the entire Deposit free and clear of any claims by Seller, and thereafter, neither Seller nor Buyer will have any further duties or obligations to the other hereunder, except as otherwise provided herein; or (ii) enforce specific performance of Seller’s duties and obligations under this Agreement. As a condition precedent to filing an action for specific performance, Buyer must deliver notice to Seller of its intention to file such action within sixty (60) days after the scheduled Close of Escrow and such action must be commenced within one hundred twenty (120) days of the scheduled Close of Escrow. If, following the Close of Escrow, (A) Buyer discovers that any representation or warranty of Seller herein was false, misleading or inaccurate in any material respect when made, or (B) Seller fails to meet, comply with or perform any covenant, agreement or obligation to be performed by Seller hereunder within ten (10) business days of Buyer’s written demand therefor (each of the foregoing referred to as a “Post-Closing Default”), as applicable, and subject to the applicable survival periods set forth herein, Buyer shall have the right to bring an action or proceeding against Seller; provided, however, in no event shall Buyer have any right to bring any action or proceeding against Seller for a Post-Closing Default which asserts a claim for monetary damages unless and until Buyer’s actual, direct damages resulting from such Post-Closing Default exceed the sum of One Million Dollars

($1,000,000) in the aggregate (“Damages Floor”), and Buyer hereby waives, to the fullest extent permitted by law, any and all claims and rights of recovery Buyer has or may have against Seller with respect to any such Post-Closing Default(s) unless and until Buyer’s actual, direct damages exceed, in the aggregate, the Damages Floor; except that the Damages Floor shall not apply to claims based upon fraud or willful misconduct. For the avoidance of doubt, if Buyer’s actual, direct damages exceed, in the aggregate, the Damages Floor, Buyer shall be entitled to the recovery of all of its damages without reference to any floor or other limitation thereon. Notwithstanding the foregoing, however, under no circumstances shall Seller’s liability to Buyer with respect to any and all Post-Closing Defaults exceed the sum of Three Million Dollars ($3,000,000) in the aggregate. The provisions of this Section shall survive the Close of Escrow.
(b)    Default by Buyer. In the event that Buyer fails or refuses to consummate the purchase of the Property pursuant to this Agreement or if Buyer fails to perform any of Buyer’s other obligations hereunder either prior to or at the Close of Escrow, and such failure or refusal continues for a period of ten (10) business days after the date on which Buyer receives Seller’s written notice of default, or such longer period of time as may be reasonably required to cure such default if, within said ten (10) business day period, Buyer commences and thereafter diligently pursue completion of the cure of same, and such failure or refusal results from any reason other than termination of this Agreement pursuant to a right to terminate expressly set forth in this Agreement or Seller’s failure to perform Seller’s obligations under this Agreement, then Seller, as Seller’s sole and exclusive remedy, will have the right to terminate this Agreement by giving written notice thereof to Buyer prior to or at the Close of Escrow, whereupon neither party thereto will have any further rights or obligations hereunder except that the Deposit shall be paid to Seller as liquidated damages, free of any claims by Buyer or any other person with respect thereto. It is agreed that the amount to which Seller is entitled under this Section 11(b) is a reasonable forecast of just compensation for the harm that would be caused by Buyer’s breach and that the harm that would be caused by such breach is one that is incapable or very difficult of accurate estimation.
(c)    Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, OR ANY LOST INCOME OR PROFITS, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT OR TORT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSE OF ESCROW OR THE SOONER TERMINATION OF THIS AGREEMENT.
12.    Loss by Fire, Other Casualty or Condemnation. If prior to the Close of Escrow, the Hospital, or any part thereof, is destroyed or damaged by fire or other casualty, or is subject to a taking by a public authority, then Buyer shall have the right, exercisable by giving notice to Seller within fifteen (15) days after receiving written notice of such damage or destruction or taking (and if necessary, the Close of Escrow shall be postponed to provide for such 15-day period) to do either of the following: (a) if, (i) as a result of any such fire, casualty or taking, Hospital Tenant has a right to terminate the Hospital Lease, or Hospital Tenant is entitled to an abatement of rent coming due under the Hospital Lease, or (ii) the cost to repair or diminution in value resulting therefrom exceeds $1,000,000 (as determined by a third party selected by Buyer and reasonably approved by Seller), then Buyer may terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder and any money or documents in Escrow shall be returned to the party depositing the same; or (b) accept the Property in its then condition and proceed to close this transaction with no abatement or reduction in the Purchase Price, and Seller shall assign to Buyer at Close of Escrow all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction or condemnation awards payable by reason of such taking, and shall pay to Buyer and pay to Buyer the amount of any deductible with respect thereto if payable by Seller. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such proceeds or awards without Buyer’s prior written consent. Seller agrees to give Buyer prompt notice of any taking, damage or destruction of the Property.
13.    Purchase Price Holdback; Repurchase Right.
(a)    Holdback Requirement. As of the Close of Escrow, a portion of the Purchase Price in the amount of Seven Million Five Hundred Thirteen Thousand Four Hundred Forty and No/100 Dollars ($7,513,440.00) (the “Holdback Funds”) shall be retained in Escrow, to be disbursed thereafter pursuant to Section 13(b).
(b)    Disbursement of Holdback Funds.
(i)    Subject to the terms of Section 13(b)(iii), fifty percent (50%) of the Holdback Funds shall be released by Escrow Holder to Seller at such time as (x) the Coverage Ratio for any Test Period following the Close of Escrow is at least 2.0:1 (the “Initial Qualifying Test Period”), and (y) Buyer delivers to Escrow Holder written confirmation that fifty percent (50%) of the Holdback Funds are to be released to Seller. Following the occurrence of the Initial Qualifying Test Period and the release of fifty percent (50%) of the Holdback Funds, and subject to the terms of Section 13(b)(iii), the remaining balance of the Holdback Funds shall be released by Escrow Holder to Seller at such time as (A) the Coverage Ratio for any Test Period following the Initial Qualifying Test Period is at least 2.0:1, and (B) Buyer delivers to Escrow Holder written confirmation that fifty percent (50%) of the Holdback Funds are to be released to Seller. Escrow Holder shall not release any portion of the Holdback Funds until it has received written confirmation from Buyer that Seller is entitled to receive such portion of the Holdback Funds pursuant to the terms of this Section 13(b)(i).
(ii)    Promptly following Buyer’s receipt of Seller’s written request, which shall not be made more frequently than quarterly, Buyer shall deliver to Seller the Buyer’s calculation of the Coverage Ratio for the Test Period(s) covered by Seller’s written request. If Buyer’s calculation of the Coverage Ratio for any Test Period following the Close of Escrow is at least 2.0:1, Buyer shall deliver confirmation of same to Seller and Escrow Holder and Escrow Holder thereafter shall release the relevant portion of the Holdback Funds directly to Seller upon Seller’s demand, without the necessity of the execution of any further instructions by either Buyer or Seller. If Buyer’s calculation of the Coverage Ratio for any Test Period following the Close of Escrow is less than 2.0:1, Seller shall have a period of ten (10) business days following receipt of Buyer’s calculation of the Coverage Ratio for such Test Period(s) within which to submit the determination of the calculation of the Coverage Ratio for such Test Period(s) to binding arbitration by delivering written notice of such election to Buyer prior to the expiration of such ten (10) business day period. If Seller timely elects to submit the determination of the Coverage Ratio to binding arbitration, then (x) the Holdback Funds shall be retained in Escrow and (y) the parties shall utilize the process set forth in Schedule 13 to determine the Coverage Ratio for the applicable Test Period(s). If pursuant to Schedule 13 it is determined that the Coverage Ratio was at least 2.0:1 for the applicable Test Period(s), then Buyer shall send written confirmation of same to Escrow Holder and instruct Escrow Holder to release the applicable portion of the Holdback Funds to Seller. If pursuant to Schedule 13 it is determined that the Coverage Ratio was less than 2.0:1 for the applicable period, then the Holdback Funds shall be retained in Escrow and thereafter disbursed pursuant to this Section 13(b).
(iii)    Notwithstanding the terms of Sections 13(b)(i) and (ii), if as of and on the Escrow Release Date, (x) any portion of the Holdback Funds have not been released to Seller by the Escrow Release Date, and (y) the parties are not then in the process of utilizing Schedule 13 to determine the Coverage Ratio for any Test Period that ended on or prior to the Escrow Release Date, then upon Buyer’s written demand therefor to Escrow Holder and Seller, Escrow Holder shall release the Holdback Funds or the portion thereof still held by Escrow Holder to Buyer. Notwithstanding anything herein to the contrary, however, if as of and on the Escrow Release Date, the parties are in the process of utilizing Schedule 13 to determine the Coverage Ratio for any Test Period that ended on or prior to the Escrow Release Date, then Escrow Holder shall continue to hold the Holdback Funds then in its possession until such time as it receives from Buyer confirmation that Seller is entitled to receive the Holdback Funds (or any portion thereof) pursuant to the terms of this Section 13.
(c)    Right of Repurchase. If any portion of the Holdback Funds have been returned to Buyer pursuant to Section 13(b) above, then Seller shall have the one-time right to repurchase the Property (the “Repurchase Right”) from Buyer in accordance with the following provisions:
(i)    Option to Repurchase. Seller shall exercise the Repurchase Right by delivering written notice to Buyer (the “Repurchase Notice”) prior to the date that is thirty (30) days following the Escrow Release Date, time being of the essence. The Repurchase Notice shall be irrevocable once delivered. If Seller fails to timely deliver the Repurchase Notice, then the Repurchase Right automatically shall be null and void. The closing of the transfer of the Property to Seller pursuant to the Repurchase Right (the “Repurchase”) shall occur on the thirtieth (30th) day following the date on which Buyer receives the Repurchase Notice. The closing procedures for the Repurchase shall be as set forth in Section 13(c)(ii) below. Upon the termination of the Repurchase Right provided for in this Section, and notwithstanding the automatic nature of certain termination provisions of this Section 13, at the request of Buyer, Seller shall execute a written, recordable instrument prepared by Buyer confirming that the Repurchase Right is null and void; provided that the failure of Seller to execute such confirmation shall not in any way revive such right or affect the automatic nullification or voiding thereof.
(ii)    Closing Procedures. Upon tender of the Repurchase Price to Buyer or its successor in title, Buyer or its successor in title shall convey the Property to Seller or Seller’s designee by special warranty deed in substantially the same form of Exhibit 4(c)(i) attached hereto (excluding any rights of repurchase), free and clear of all liens, claims and encumbrances and subject to no title exceptions, restrictions, easements or reservations or other title exceptions, other than the Permitted Exceptions. In addition, each of Seller and Buyer shall execute and deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the repurchase the documents and instruments contemplated in Section 4(c) and Section 4(d), as applicable, to facilitate the transfer and conveyance of the Property to Seller provided for in this Section 13(c). The provisions of Section 4(e) and Section 4(f) shall apply to such repurchase.

(d)    Defined Term. As used in this Section 13, the following terms shall have the following definitions:
(i)    “Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.
(ii)    “Coverage Ratio” means, for any Test Period, the ratio of EBITDAR for the Test Period to the amount of Hospital Rent due and payable during such Test Period.
(iii)    “EBITDAR” means, for any Test Period, the sum without duplication of the following: Net Income, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) the Hospital Rent (the foregoing items in clauses (a) through (e) above being determined in accordance with GAAP) and (f) non-cash related losses associated with adhering to FAS-144 (impairment of long-lived assets), plus (A) losses from any sale of assets, other than sales in the ordinary course of business and (B) other extraordinary or non-recurring losses, minus (X) gains from any sale of assets, other than sales in the ordinary course of business and (Y) other extraordinary or non-recurring gains.
(iv)     “Escrow Release Date” means the third (3rd) anniversary of the day upon which the Close of Escrow actually occurs.
(v)    “GAAP” means generally accepted accounting principles, applied on a “consistent basis”, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.
(vi)    “Hospital Rent” means, for any Test Period, the total amount of “Basic Rent” payable under the Hospital Lease during such Test Period.
(vii)    “Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) with respect to all outstanding indebtedness of Hospital Tenant, including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.
(viii)    “Net Income” means, for any period, the net income (or loss) from whatever source, determined in conformity with GAAP, provided that, to the extent not already included in the determination of net income, with respect to management fees attributable to the Hospital, Net Income shall be increased by the management fees payable to pursuant to any existing management agreement, if any, and decreased by an imputed management fee of two percent (2%) of the net revenue of the Hospital.
(ix)    “Repurchase Price” means the remainder after subtracting (a) any portion of the Holdback Funds that has been returned to Buyer pursuant to Section 13(b) above from (b) the product obtained by multiplying (i) the Purchase Price paid by Buyer at the Close of Escrow, by (ii) one hundred five percent (105%).

(x)    “Test Period” shall mean a period ending on the last day of each calendar quarter and comprised of the twelve (12) most recent calendar months then ended (taken as a single accounting period).
14.    Broker’s Commission. Buyer and Seller each represent to the other that they have not entered into any agreement or incurred any obligation which might result in the obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction, other than (a) NRG Brokerage, LLC (“Seller Broker”), who represents Seller in connection with the transactions contemplated in this Agreement and shall be paid a commission by Seller pursuant to a separate written agreement between Seller and Seller Broker, and (b) Marcus & Millichap and Institutional Property Advisors (collectively, “Buyer Broker”), who represent Buyer in connection with the transactions contemplated in this Agreement and shall be paid a commission by Seller pursuant to a separate written agreement between Seller and Buyer Broker equal to one percent (1%) of the Purchase Price net of the Holdback Funds (to be shared equally among the parties comprising Buyer Broker pursuant to a separate written agreement) only if, as and when the Close of Escrow occurs, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Notwithstanding the foregoing, Seller Broker and Buyer Broker shall each be entitled to a commission on the Holdback Funds if, as, and when such funds are actually received by Seller. Buyer and Seller each agree to indemnify, defend and hold harmless the other from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which the other may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder’s fee in connection with this transaction to the extent such claim is based, or purportedly based, on the acts or omissions of Seller or Buyer, as the case may be, except that Buyer shall have no obligation to pay, and said indemnification shall not relate to claims asserted by, Buyer Broker. The obligations of Buyer and Seller under this Section 14 shall survive the Close of Escrow.
15.    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and sent by facsimile transmission (with answer back acknowledged), by email, by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or for next business day delivery by a nationally recognized overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 15. Notices shall be deemed delivered and received (A) on the date of delivery if delivered in person, (B) upon receipt if deposited by United States mail, registered or certified as provided above, (C) on the first business day following the date of deposit with a nationally recognized overnight courier as provided above and (D) upon transmission of the facsimile or the email. Notices may be given on a party’s behalf by its attorney.

To Seller:	To Buyer:
Southlake Texas Medical Development, LP c/o Neal Richards Group, LLC 3030 Olive Street, Suite 220 Dallas, Texas 75219 Attn: Derrick N. Evers Fax No.: (214) 754-0011 Email: devers@nealrichardsgroup.com
GAHC3 Southlake TX Hospital, LLC
c/o American Healthcare Investors LLC
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Attn: Stefan Oh and Paul S. Baker
Fax No.: (____) ____-______
Email: soh@ahinvestors.com; pbaker@ahinvestors.com

with a copy to:	with a copy to:
LandPlan Development Corp. 5400 Dallas Parkway Frisco, Texas 75034 Attn: Jim Williams, Jr. Fax No.: (214) 618-3830 Email: jim@landplan.net	Steven A. Kaye, Esq. Arnall Golden Gregory LLP 171 17th Street, NW, Suite 2100 Atlanta, GA 30363 Fax No.: 404-873-8101 Email: steve.kaye@agg.com and to:
Neal Richards Group, LLC 3030 Olive Street, Suite 220 Dallas, Texas 75219 Attn: Lee A. White Fax No.: (469) 484-6217 Email: lwhite@nealrichardsgroup.com

To Escrow Holder:	To Title Company:

Bridge Title Company 3100 Monticello, Suite 800 Dallas, Texas 75205 Attn: Ben Murphy, President Fax No.: (972) 861-1051 Email: Ben.Murphy@bridgetitlecompany.com	Bridge Title Company 3100 Monticello, Suite 800 Dallas, Texas 75205 Attn: Ben Murphy, President Fax No.: (972) 861-1051 Email: Ben.Murphy@bridgetitlecompany.com

16.    Right of First Refusal. Following the Close of Escrow, Seller shall have a continuing right of first refusal to purchase from Buyer the Property, exercisable at the following times and upon the following conditions:
(a)    If, following the Close of Escrow, Buyer or its successor in title receives a bona fide written offer from a third party to purchase the Property that Buyer desires to accept, Buyer or its successor in title shall notify Seller in writing of such offer (“Offer Notice”), which Offer Notice shall include the proposed sales price and all other material terms and conditions of the sale.
(b)    Seller shall have a period of ten (10) business days from the date of receipt of the Offer Notice to notify Buyer or its successor in title in writing whether Seller elects to exercise the right of first refusal granted hereby to purchase the Property on the terms and conditions set forth in the Offer Notice. If Seller fails to give written notice to Buyer within the required ten (10) business day period, Seller shall be deemed to have waived its right to purchase the Property, except as provided below. If Seller waives or is deemed to have waived its right to purchase the Property (either by giving written notice thereof or by failing to give any written notice), Buyer shall have the right to sell the Property to such third party or its affiliate upon substantially the same terms and conditions as those set forth in the Offer Notice. If the Property is sold to such third party or its affiliate in accordance with the preceding sentence, the right of first refusal of Seller contained herein shall thereafter be null, void and of no further force or effect. However, if the terms and conditions of the proposed sale to such third party or its affiliate are modified such that they no longer are substantially the same as those set forth in the Offer Notice, Seller’s right of first refusal contained in this Section 16 shall be reinstated and Seller shall have the right to exercise its right of first refusal with respect to the Property on such modified terms and condition within five (5) business days after Seller’s receipt from Buyer of the modified terms. Modified terms and conditions shall be deemed to be substantially the same as those contained in the Offer Notice if the purchase price for the modified terms and conditions is at least ninety-five percent (95%) of the purchase price stated in the Offer Notice.
(c)    Upon the timely exercise by Seller of its right of first refusal to purchase the Property as provided herein, Buyer and Seller shall, within ten (10) business days after receipt of notice of Seller’s election, diligently proceed in good faith to enter into a Purchase and Sale Agreement and Escrow Instructions for the Property in substantially the same form as this Agreement, for the purchase price and containing such other terms and conditions as were contained in the Offer Notice, and Seller and Buyer shall exclusively and diligently proceed in good faith to consummate the closing of the purchase and sale or the Property in accordance with the terms of such Purchase and Sale Agreement and Escrow Instructions. If, despite having used their respective commercially reasonable and diligent efforts, the parties fail to enter into such Purchase and Sale Agreement and Escrow Instructions before the expiration of said ten (10) business day period, Buyer shall have the right to sell the Property to a third party upon substantially the same terms and conditions as those set forth in the Offer Notice. For purposes of this Section 16(c), the purchase by such third party shall be deemed to be upon “substantially the same terms and conditions” if the purchase price to be paid by such third party is at least ninety-five percent (95%) of the purchase price stated in the Offer Notice.
(d)    The right of first refusal contained herein shall not apply to (i) transfers of ownership interests in, or any sale involving the ownership of, Buyer or the parent or affiliate of Buyer, (ii) a public offering of ownership interests in Buyer or the parent or affiliate of Buyer, (iii) a recapitalization transaction of any kind involving Buyer or the parent or affiliate of Buyer, (iv) the sale of the Property in a portfolio sale with one or more other properties owned by Buyer of its affiliates, provided the net operating income of the Property is less than twenty percent (20%) of the aggregate net operating income of all properties in the portfolio, or (v) rights exercised by mortgagees in foreclosure or in lieu thereof pursuant to mortgages or other documents executed by Buyer in connection therewith, including the subsequent disposition of the Property by a mortgagee of Buyer or its affiliate or designee that acquires the Property in connection therewith.
(e)    This Section 16 shall expressly survive the Close of Escrow.
17.    Miscellaneous Provisions.
(a)    Incorporation of Prior Agreements. This Agreement contains the entire understanding of Buyer and Seller with respect to the subject matter hereof, and no prior or contemporaneous written or oral agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing, expressly stating that such agreement is an amendment of this Agreement, signed by the parties to this Agreement or their respective successors in interest; except that no signature of Title Company or Escrow Holder shall be required to amend this Agreement except for an amendment modifying the terms of this Agreement modifying their respective obligations hereunder.
(b)    Buyer’s Right to Assign. Buyer shall have the right to assign its rights under this Agreement to any affiliate in whom the title of the Property is to vest. Any assignment permitted by this Section must be in writing, must be furnished to Seller and must provide that the assignee assumes all of the obligations of Buyer under this Agreement.
(c)    Attorneys’ Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For purposes of this Agreement, the terms “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel.”
(d)    Time is of the Essence. Time is of the essence for this Agreement.
(e)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors and assigns.
(f)    No Personal Liability or Third Party Beneficiaries. In addition to any limitation on liability provided by law or any other agreement or instrument, no advisor, trustee, director, officer, employee, accountant, attorney, beneficiary, shareholder, partner, participant or agent of or in Buyer or Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or the transaction contemplated hereunder. The parties, their respective successors and assigns and all third parties shall look solely to the applicable party’s assets for the payment of any claim or any performance, and the parties hereby waive all such personal liability. This Agreement is made and entered into solely for the protection and benefit of the parties and their successors and permitted assigns. No other person shall have any right of action hereunder.
(g)    Governing Law; Choice of Forum; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Texas without giving effect to any “conflict of law” rules of such state. Buyer and Seller each acknowledge and agree that the state and associated federal courts in and for Dallas County, Texas shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof. BUYER AND SELLER EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.
(h)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. Executed copies hereof may be delivered by facsimile, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter; provided, however, any party shall deliver an original signature on this Agreement to the other party upon request.

(i)    Interpretation; Construction. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party that drafted such language. Section and paragraph headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.
(j)    Exhibits; Schedule; Recitals Verified. All Exhibits and Schedules attached hereto are incorporated herein by reference. The Recitals to this Agreement are hereby stated to be true and correct and are incorporated herein by this reference.
(k)    Waiver by a Party. The waiver of any contingency, representation, warranty, covenant, or other matter or provision hereof may only be made by the party benefited by the same, and the waiver must be in writing, must be signed by the benefited party and must specifically state which matter is being waived.
(l)    Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed and/or delivered hereunder, Buyer and Seller agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, instruments and assurances as may be reasonably required to consummate the transactions contemplated hereby. The provisions shall survive the Close of Escrow.
(m)    Business Days. As used in this Agreement, a “business day” shall mean a day other than Saturday, Sunday or any day other than a Holiday on which banking institutions in Dallas, Texas, are authorized by law or other governmental action to close. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day. All other references to “days” or “calendar days” in this Agreement shall refer to calendar days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. If any period expires or delivery date falls on a date that is not a business day under this Agreement, such period shall be deemed to expire and such delivery date shall be deemed to fall on the immediately succeeding business day.
(n)    Survival. Any covenants, representations or indemnities set forth in this Agreement, including, without limitation, those set forth in Section 3(d), Section 4(j), Section 8, Section 9, Section 11, Section 13, and Section 14 and Section 16 above, and in Section 17(o) and Section 17(p) below, shall survive the Close of Escrow or any termination of this Agreement; provided, however, that the respective period of survival of each of such covenants, representations or indemnities shall be solely as provided in the applicable provisions of this Agreement.
(o)    Confidentiality. Buyer shall hold, and shall require its agents, employees and representatives to hold, in strict confidence, and Buyer shall not disclose, and shall use commercially reasonable efforts to prohibit its agents, employees and representatives from disclosing, to any other person without the prior written consent of Seller, (i) the terms of this Agreement and the financial or other condition of the Property or Hospital Tenant, including the terms of the Hospital Lease, (ii) any of the information in respect of the Property or Hospital Tenant delivered to, made available to, or prepared for the benefit of Buyer, whether by its agents, employees and representatives, or by Seller or its agent, employees and representatives, and (iii) the identity of any direct or indirect owner of any beneficial interest in Seller or Hospital Tenant. Notwithstanding anything to the contrary hereinabove set forth,

Buyer may disclose any and all of such information (x) on a need-to-know basis to its employees, representatives, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of this Agreement as are customarily disclosed to such parties in connection with similar acquisitions, (y) as further provided below, as may be required in order to comply with applicable laws, rules or regulations or a court order, or (z) to the extent that such information is a matter of public record. The obligations of Buyer under this Section 17(o) shall automatically terminate effective as of the Close of Escrow; provided, however, Buyer shall not issue (or cause to be issued) following the Close of Escrow any press release stating the Purchase Price, and Buyer shall direct any broker employed or engaged by it to not issue such releases, which obligations shall expressly survive the Close of Escrow. Notwithstanding the foregoing, Seller acknowledges that Buyer is or is an affiliate of, and/or may assign this Agreement to one an entity that is or is an affiliate of, a Real Estate Investment Trust and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
(p)    Hospital Alterations. Upon the Close of Escrow, during the period of Buyer’s ownership of the Property during the term of the Hospital Lease, Buyer hereby grants to Seller and Seller’s affiliates the first right and opportunity to serve as project manager for Seller, and to provide project management services on behalf of Seller, with respect to any expansions of or material alterations to the Hospital the total cost of which exceeds $500,000, whether initiated by Buyer or Hospital Tenant (“Alterations”), which Buyer has the right pursuant to the Hospital Lease to manage. The foregoing shall apply where the Hospital Lease gives Buyer the right to consent to an Alteration and permits Buyer to condition that consent on the designation of a Buyer-approved manager. Buyer shall notify Seller in writing of any such opportunity prior to the commencement of any design or construction activities related to the proposed Alterations, and for a period of ten (10) business days shall negotiate in good faith with Seller to enter into a mutually acceptable project management agreement; and if, despite having used their respective commercially reasonable and diligent efforts, the parties should fail to enter into such agreement, Seller’s rights hereunder with respect to such specific project automatically shall terminate and be null and void. The obligations of Buyer under this Section 17(p) shall expressly survive the Close of Escrow.
(q)    Cooperation with Audit and Comfort Letter. Seller acknowledges that Buyer is affiliated with, or intends to assign all of its rights, title and interest in and to this Agreement, and that the assignee may be affiliated with a publicly registered company (“Registered Company”). Seller acknowledges that it has been advised that if Buyer or its assignee is affiliated with a Registered Company, the Buyer or its assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the Buyer or its assignee in preparing the SEC Filings, Seller covenants to provide the following for a period of one (1) year following the Close of Escrow: (i) access to bank statements of Seller for the Audited Year and stub period; (ii) rent roll for the Property as of the end of the Audited Year and stub period; (iii) operating statements of Seller for the Audited Year and stub period; (iv) access to the general ledger of Seller for the Audited Year and stub period; (v) cash receipts schedule of Seller for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements initiated by Seller in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations of Seller; (viii) check register of Seller for the 3-months following the Audited Year and stub period; (ix) copies of the Hospital Lease and any amendments or modifications thereto and exhibits and schedules attached thereto; (x) copies of all insurance documentation in Seller’s possession or control for the Audited Year and stub period; (xi) copies of accounts receivable aging of Seller as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Exhibit 17(q)(xii), and (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Exhibit 17(q)(xiii). The provisions of this Section 17 shall survive the Close of Escrow.
[Signatures on following page]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.
SELLER:
SOUTHLAKE TEXAS MEDICAL DEVELOPMENT, LP,
a Texas limited partnership
By:    Southlake Texas Medical Development GP, LLC,
    a Texas limited liability company,
    its general partner
By: /s/ Jim Williams, Jr.
Name: Jim Williams, Jr.
Title: Manager

By: /s/ Derrick N. Evers
Name:      Derrick N. Evers
Title: Manager
(Signatures continue on the next page)

BUYER:
GAHC3 SOUTHLAKE TX HOSPITAL, LLC,
a Delaware limited liability company

By:	GRIFFIN-AMERICAN HEALTHCARE REIT III HOLDINGS, LP, a Delaware limited partnership, Its Sole Member,

By:	GRIFFIN-AMERICAN HEALTHCARE REIT III, INC., a Maryland corporation, Its General Partner,
By: /s/ Danny Prosky
Name: Danny Prosky
Title: President and Chief Operating Officer

CONSENT OF ESCROW
The undersigned agrees to (a) accept this Agreement; (b) be Escrow Holder under this Agreement; and (c) be bound by this Agreement in the performance of its duties as Escrow Holder. However, the undersigned will have no obligations, liability or responsibility under this Agreement or any amendment hereto unless and until this Agreement and such amendment, as applicable has been fully executed by the parties hereto required to execute same and delivered to the undersigned.

ESCROW HOLDER:
BRIDGE TITLE COMPANY
By: /s/ Kyle Denbow
Name:      Kyle Denbow
Title: Authorized Agent
Dated: November 18 , 2014
Escrow No. 14475

SELLER BROKER SIGNATURE PAGE
Seller Broker hereby executes this Seller Broker Signature Page solely to confirm the following: (a) Seller Broker represents only Seller in the transaction described in this Agreement; (b) Seller Broker acknowledges that the only compensation due to Seller Broker in connection with the consummation of the transaction described in this Agreement is as set forth in a separate written agreement between Seller and Seller Broker; and (c) Seller Broker represents and warrants to Seller and Buyer that Seller Broker and its affiliates have not taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any other party with respect to the transaction contemplated in this Agreement. Seller Broker hereby agrees to indemnify, defend and hold harmless Seller and Buyer from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which Seller and/or Buyer may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder’s fee in connection with the transaction contemplated in this Agreement to the extent such claim is based, or purportedly based, on the acts or omissions of Seller Broker. The obligations of Seller Broker hereunder shall survive the Close of Escrow.
SELLER BROKER:
NRG BROKERAGE, LLC
By: /s/ Harry M. Lake
Name:      Harry M. Lake
Title:      Manager

BUYER BROKER SIGNATURE PAGE
Buyer Broker hereby executes this Buyer Broker Signature Page solely to confirm the following: (a) Buyer Broker represents only Buyer in the transaction described in this Agreement; (b) Buyer Broker acknowledges that the only compensation due to Buyer Broker in connection with the consummation of the transaction described in this Agreement is as specifically set forth in this Agreement; and (c) Buyer Broker represents and warrants to Seller that Buyer Broker and its affiliates have not taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any other party with respect to the transaction contemplated in this Agreement. Buyer Broker hereby agrees to indemnify, defend and hold harmless Seller from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which Seller may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder’s fee in connection with the transaction contemplated in this Agreement to the extent such claim is based, or purportedly based, on the acts or omissions of Buyer Broker. The obligations of Buyer Broker hereunder shall survive the Close of Escrow.
BUYER BROKER:
MARCUS & MILLICHAP
By: /s/ Martin B. Cohan
Name: Martin B. Cohan
Title: Vice President, Investments

INSTITUTIONAL PROPERTY ADVISORS
By: /s/ Jake Roberts
Name: Jake Roberts
Title: First Vice President Capital Markets